EXHIBIT 11

                                  WATSCO, INC.
                        COMPUTATION OF EARNINGS PER SHARE
         Quarters and Nine Months Ended September 30, 1996 and 1995 (In
                 thousands of dollars, except per share amounts)

                                            QUARTERS ENDED     NINE MONTHS ENDED
                                             SEPTEMBER 30,       SEPTEMBER 30,
                                          ------------------   -----------------
                                           1996      1995(1)   1996(1)   1995(1)
                                          ------     -------   -------   -------
Net income                                $5,002     $2,831    $10,564   $6,033

Less subsidiary preferred
  stock dividend                             (33)       (33)       (97)     (97)
                                          ------     ------    -------  -------
Income applicable to common stock
  for primary earnings per share           4,969      2,798     10,467    5,936

Add interest expense, net of income
  tax effects, attributable to
  convertible debentures                      22         28         70       84
                                          ------     ------    -------  -------
Income applicable to common stock for
   fully diluted earnings per share       $4,991     $2,826    $10,537   $6,020
                                          ======     ======    =======  =======
Weighted average common shares
   outstanding                            13,631      9,309     12,507    9,257

Additional shares assuming
   exercise of stock options
   and warrants                              907        649        856      505
                                          ------     ------    -------  -------
   Shares used for primary earnings
     per share                            14,538      9,958     13,363    9,762

Additional shares assuming:
   Exercise of stock options
     and warrants                             37        119         84      264

   Conversion of 10% Convertible
      Subordinated Debentures
        due 1996                             265        364        312      369
                                          ------     ------    -------  -------
   Shares used for fully diluted
      earnings per share                  14,840     10,441     13,759   10,395
                                          ======     ======    =======  =======
Earnings per share:

   Primary                                  $.34       $.28       $.78     $.61
                                          ======     ======    =======  =======
   Fully diluted                            $.34       $.27       $.77     $.58
                                          ======     ======    =======  =======


(1) Weighted average common shares outstanding have been restated to include the effect of a 3-for-2 stock split paid on June 14, 1996.